UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 14, 2011

Vantage Drilling Company

(Exact name of registrant as specified in its charter)

Cayman Islands	1-34094	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Post Oak Boulevard, Suite 800 Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

(281) 404-4700

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Hsin-Chi Su resigned from the Board of Directors (the “Board”) of Vantage Drilling Company (the “Company”) effective upon the appointment of Steven Bradshaw to the Board. On April 14, 2011, Steven Bradshaw was appointed to the Board and the Compensation Committee of the Board. Both Messrs. Su and Bradshaw were nominated to the Board by F3 Capital. Mr. Su owns and controls F3 Capital.

Mr. Bradshaw is currently a member of the Board of Directors and the Chairman of the Conflicts Committee of Blue Knight Energy Partners, LP, a publicly traded master limited partnership. From 2005 to 2009, Mr. Bradshaw was the Vice President of Administration and a new venture business advisor for Premium Drilling, Inc., an international drilling contracting company. From 1997 through 2001, and from 2004 through 2006, Mr. Bradshaw worked as a Managing Director for Global Logistics Solutions, a management and operations consulting group. From 2001 through 2003, Mr. Bradshaw served as the Executive Vice President of Skaugen Petrotrans, Inc., the United States subsidiary of I.M. Skaugen ASA, the world’s largest provider of ship-to-ship cargo transfer services. From 1989 to 1996, Mr. Bradshaw worked as the President of the Refined Products Division and an Executive Vice President of Marketing for the Kirby Corporation, a publicly traded transportation company. From 1986 through 1988, Mr. Bradshaw served as Vice President – Sales and a Market Development Manager for the Kirby Corporation. From 1975 through 1980, Mr. Bradshaw worked as a Terminals Manager for Midland Enterprises, Inc. Mr. Bradshaw served as a Lieutenant in the United States Navy from 1970 through 1973. Mr. Bradshaw received a B.A. in Mathematics from the University of Missouri in 1970 and a M.B.A. from the Harvard Business School in 1975.

On April 18, 2011 the Company issued a press release announcing the resignation of Mr. Sue from the Board and the appointment of Mr. Bradshaw to the Board. A copy of the release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

99.1 Press Release dated April 18, 2011

[Signature page follows]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2011

VANTAGE DRILLING COMPANY

/s/ Chris Celano
Chris Celano
General Counsel

EXHIBIT INDEX

Exhibits

99.1	Press Release dated April 18, 2011

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